EXHIBIT 99


- A recent audit of Paramount Multiservices, Inc., an acquisition of 21st Century Technologies, Inc. (OTC:BB TFCT.OB-News) and now a wholly-owned subsidiary of that company, disclosed gross revenues for 2003 of $2,995,430, with over $897,000 in the 4th Quarter of 2003 alone. In December, 2003, Paramount was acquired by 21st Century in a stock purchase arrangement to be paid out over a three-year period.

Frederick Perrin IV, Vice-President of Operations for Paramount, stated stated, "We expect future profits and volume from Paramount to increase significantly in both the near- and long-term. Being a wholly-owned subsidiary of 21st Century provides Paramount with the capital to grow. Potential additional marketing centers are being considered. We are on track to hit $4.5 million in 2004."

Paramount is a marketing firm, principally engaged in both inbound and outbound telemarketing. It operates centers in Nebraska and Texas. It performs its telemarketing services on behalf of Fortune 500 companies in the insurance and financial services industries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940